Exhibit 99.1

December 14, 2004 Charles Yulish (301) 564-3391

Steven Wingfield (301) 564-3354

William H. Timbers Leaves USEC Inc.
— Chairman Mellor Assumes Executive Role —

Bethesda, MD – USEC Inc. (NYSE: USU) announced today that William H. Timbers, president and chief executive officer, is leaving the Company. James R. Mellor, chairman of USEC, has assumed the responsibilities of president and chief executive officer and will continue to be supported by a strong management team.

The Board will form a committee to conduct an executive search for a successor president and chief executive officer. The Board expressed its appreciation to Mr. Timbers for the key role he played in the development and privatization of the Company.

Mr. Mellor has been chairman of USEC for the past six years since the privatization of the Company in 1998. Prior to that time, he served as chairman and chief executive officer of General Dynamics Corporation, a major company engaged in shipbuilding and marine, combat, and information systems, and other business areas. He currently serves on numerous boards of directors, including AmerisourceBergen Corporation, Computer Sciences Corporation, and Net2Phone Inc.

“The Company has transitioned from a government entity to a successful global business and is now moving forward toward a new phase of diversification and growth. We will remain focused on our core business of uranium enrichment and our demonstration of the American Centrifuge, which is expected to be the world’s most efficient commercial uranium enrichment technology,” Mr. Mellor said. “I look forward to working even more closely with the talented people of USEC in pursuing our goals.”

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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